Exhibit 99.1

Conference Call Transcript

RLI Corp. — Earnings Conference Call — 1st Quarter 2007

April 18, 2007  //  10:00 am (CT)

RLI Participants
Jonathan E. Michael, Chief Executive Officer
Michael J. Stone, Chief Operating Officer
Joseph E. Dondanville, Chief Financial Officer
John Robison, Treasurer, VP — Investor Relations

Conference Call Participants
Name	Affiliation
Daniel Baransky	Fox Pitt Kelton
Ron Bobman	Capital Returns
Matt Carletti	Cochran Caronia Waller
Charles Gates	Credit Suisse
Mike Grasher	Piper Jaffray
Meyer Shields	Stifel Nicolaus

Operator: Good afternoon and welcome, ladies and gentlemen, to RLI Corp.'s first-quarter earnings teleconference call. At this time, I would like to inform you that this conference is being recorded and that all participants are in a listen-only mode. At the request of the Company, we will open the conference up for questions and answers after the presentation.

Before we get started, let me remind everyone that through the course of the teleconference RLI management may make comments that reflect their intentions, beliefs, and expectations for the future. As always, these forward-looking statements are subject to certain risk factors which could cause actual results to differ materially. These risk factors are listed in the Company's various SEC filings, including in the annual Form 10-K, which should be reviewed carefully. The Company has filed a Form 8-K with the Securities and Exchange Commission that contains the press release announcing third-quarter results.

RLI management may make reference during the call to operating earnings and earnings per share from operations, which are non-GAAP measures of financial results. RLI's operating earnings and earnings per share from operations consist of net earnings after the elimination of after-tax realized investment gains or losses. RLI's management believes this measure is useful in gauging core operating performance across reporting periods, but may not be comparable to other companies' definitions of operating earnings. The Form 8-K contains reconciliation between operating earnings and net earnings. The Form 8-K and press release are available at the Company's website at www.rlicorp.com.

At the request of the company, we will open the conference up for questions and answers following the presentation. I will now turn the conference over to RLI's Treasurer, Mr. John Robison. Please go ahead, sir.

John Robison: Thank you. Good morning to everyone. Welcome to the RLI earnings teleconference for the first quarter of 2007. Joining me for today's call are Jon Michael, President and CEO of RLI Corp.; Joe Dondanville, Senior Vice President and Chief Financial Officer; and Mike Stone, President and Chief Operating Officer of RLI Insurance Company.

We will conduct this call as we have in past quarters. I will give a brief review of the financial highlights and then Mike Stone will talk about the quarter's operation. We will then open the call up to questions, and Jon Michael will finish up with some closing comments.

I am pleased to report record first-quarter operating earnings of $29.5 million or $1.20 per share. The combined ratio for the first quarter was 81.4. Included in these results were a favorable loss development on prior years casualty loss reserves of $12.3 million or $0.32 per share. In addition, we reported $25.3 million in net operating cash flow for the quarter.

Investment income grew 13.7% to $19 million this quarter. No significant allocation changes were made to the portfolio. Our fixed income portfolio has a duration of approximately five years and maintains a triple-A overall credit quality. Our equity investment in Maui Jim contributed $1.3 million of pre-tax income for the quarter.

During the quarter, we repurchased just over 334,000 shares of ROI's stock. This completes our $100 million share buyback program, which was completed at an average cost of $51.08. I will now turn the call over to Mike Stone. Mike?

Mike Stone: Thanks, John. Good morning. I will talk a little bit about what we're seeing in the marketplace, how we are responding. Again, another good quarter as our underwriters have continued to show discipline in this marketplace. In these times our market penetration lessens as our underwriting discipline predominates.

Our model rewards profit. Despite softening -- and I am sure you will hear over this reporting season many stories of fairly significant softening -- we are still writing business at nice margins and not seeing a whole lot of volume decay here.

In our casualty lines, while market pricing is contracting a bit, we continue to see business at attractive levels, just not at the pricing levels that we saw last year or the year before. Nor as much volume. But remember, we are coming off very robust pricing years in '02, '03, '04; and rates are decaying slowly, just like we hoped and predicted.

Again, a significant amount of our business is surplus lines business, and this is what you would expect, robust pricing for a fairly short period of time. Then if we are doing it right, then prices decay slowly over a period of time. That is what is happening and our margins are still very good.

Property, 88 combined ratio. Good, but not up to our standards. We continue to see some habitational losses. That is losses from our habitational business, that is apartments, condos, that we discussed last quarter. We took aggressive underwriting steps last quarter. We think they are taking effect. But it's a little too early, as the losses that we experienced this quarter came from business written prior to the steps taken.

Again, we would expect, given these underwriting steps -- that is, raising minimum premiums, pushing away large schedules -- that we will see our combined ratios be reduced in the future. Again, while we are losing a bit of price, they are coming off fairly robust pricing levels from prior years.

We had also, while we are seeing some price contraction, it appears that pricing is starting to stabilize. I do believe that a bit of that stabilization is coming from the fact that we are approaching wind season. While last year's wind season was benign, I don't think people's memories are so short that they forget '04 and '05. So we will see what happens.

Our marine business, gross written premiums up significantly, about 100% over last year, off a fairly small base. They are performing as planned and would expect to see that business to continue to grow in '07.

Earthquake rates still firm. They are up over 100% year-over-year as they began firming really in the second quarter of '06. We will continue to take rate and manage our exposure. Certainly if you see any volume increases it will be on the basis of rate, as we continue to manage our exposure levels.

Surety business, a very good story. Gross written premiums up about 5%. They are up more in the more profitable lines, miscellaneous and Oil & Gas. We like this business. We think we have got it on the right track and now trying to grow that business. Obviously, on the contract side as the economy slows, we will monitor that very closely. Growth will slow in that segment of our Surety business, as our penetration of the very small contractors will lessen.

Overall, good quarter for Casualty; Casualty products still nicely profitable as margins decay slowly. Property suffered a bit from the habitational losses, but overall margins still good. And Surety is humming along.

We are looking to add products that fit our profile. That is underwriting talent, combined ratios consistently under 100. Any of you out there listening that have good product ideas, we are certainly open to listen. That is it. Thanks. John?

John Robison: Thanks, Mike. We will now open the call up to questions.

Operator: (OPERATOR INSTRUCTIONS) Charlie Gates of Credit Suisse.

Charlie Gates: Hi, good morning. I have a couple questions. My first question, what would have been the ingredient or the reason for the increase in what you call policy acquisition expense from 27.9% in the prior-year period to 28.8% this year?

Joe Dondanville: This is Joe Dondanville. There's two items included in that that would attribute to that. One, a continued commitment to expanding our underwriting adds to that when the premium volumes drop. Then included -- reported in that line as well is the underwriting bonuses that are paid on that business, which have been pretty significant with the reserve changes that we have had. So you have two items that are pushing that number.

Charlie Gates: I understand the concept of bonus. I didn't understand the concept expanding underwriting. What did that mean?

Joe Dondanville: That means we are adding underwriters, although the premium volume isn't growing at the time that we are growing our underwriters. So the underwriters is included in that acquisition cost, the cost of underwriting business.

Charlie Gates: My second question. I know one of you made reference to these here habitational losses. It that the same as the property construction losses that you had referred to in the past?

Mike Stone: It's Mike Stone. No, this is comes out of our E&S property book. These are property schedules, apartments, condos. Typically apartments, though. Written surplus lines basis. We talked about this a bit last quarter.

Our construction business that we are running off is really buildings that are in the process of being built. That business is running off a little bit quicker than we anticipated, which is a good thing. We are down to about 50 policies on our construction business and would expect to be down to less than 10 by year-end.

Charlie Gates: Do you break out the losses from property construction year-over-year?

Mike Stone: Property construction year-over-year?

Charlie Gates: Yes, sir.

Mike Stone: It is next to nothing year-over-year.

Charlie Gates: Okay. What would that have been last year in the quarter, roughly?

Mike Stone: Next to nothing.

Charlie Gates: Okay, cool. I think in your remarks, you opine that, to quote you, pricing is contracting a bit. To what extent do you see what you have seen in previous quarters, where basically you see some shift in business from E&S to standard markets companies?

Mike Stone: Again, what we see in pricing is probably down less than 10%. Certainly, as the market moves into this stage, you start to see more standard lines companies -- you know, the Travelers of the world -- start to move into kind of that gray area between the surplus lines and the admitted business. And we are seeing that.

There is more competition from the standard lines companies today than there was last year at this time. However, there's still plenty of competition from the surplus lines specialty carriers as well.

Charlie Gates: When you talk about the pricing down less than 10%, are you referring to Casualty? Or is that pretty much across the board?

Mike Stone: I'm referring to Casualty there, Charlie, but Property is about the same. Property, wind has been coming down a little quicker than that. But it is starting to stabilize. Remember, wind rates were way up last year as we approached the wind season. So they have been coming down a bit quicker than that, but are now starting to flatten out. We still think we wind rates are pretty good.

Charlie Gates: Was all the favorable development in Casualty?

Joe Dondanville: Joe Dondanville. The answer to that is yes. Most of it was split between our primary liability, transportation, and our personal umbrella products.

Charlie Gates: I well let somebody else ask questions and I will come back.

Operator: Mike Grasher of Piper Jaffray.

Mike Grasher: Good morning, gentlemen; congratulations on a great quarter. Could you remind us again your ideal risk-to-capital ratio, or what level would that be?

Joe Dondanville: This is Joe Dondanville. What we are trying to do is try to push it to 1-to-1. But given the softness of the market right now, we are not making significant progress towards that.

Mike Grasher: That being the case, I guess, what may be on or off the table in terms of trying to improve that? Given the nature of the Company, I would guess that acquiring a whole company in and of itself and the liabilities and all that would be something that would be sort of off the table; versus growing more organically, as you seem to be doing by adding teams of underwriters. Is that fair?

Mike Stone: That is probably fair. I wouldn't absolutely rule out acquiring a company. But our model leads us to want to add teams of underwriters, add product. We believe that is a safer way to grow. We believe that it is a better way to grow (inaudible) we know the people.

Mike Grasher: Then, in terms of the underwriters that you do have on board now, the newer ones, what can we expect in terms of organic growth out of those teams, I guess for 2007?

Mike Stone: It's Mike Stone. The most significant area of growth will come from our marine business, where we added people in '06, and that is starting to mature. Again, we would continue to see, we think, fairly consistent growth there, consistent with what we saw in the first quarter.

Other lines, while we have added people in Surety, I would expect that we will see hopefully a little bit better growth in Surety in the coming quarters. The rest of the areas driven, the marketplace will probably retard a whole lot of growth in those lines. I would hope that we can add some additional product that will fill that in, the rest of the year.

Mike Grasher: Okay. Is there a dollar number that you can assign? Like as an example, for the marine business, where they are at, where they might go to?

Mike Stone: If you look at year-over-year comparisons, I would expect that we were up about 100% year-over-year in the first quarter in marine; I would expect we will about double our business this year in marine.

Mike Grasher: Okay. Then, you have filled, or I guess the share repurchased completed now, the $100 million, any thoughts on that and what we might hear out of the Company on a go-forward basis?

Mike Stone: Well, we always manage our capital effectively. To the extent that -- if we have another share repurchase, you will be the first to know, but we haven't made any decisions on that.

Mike Grasher: All right, thank you very much.

Operator: Matt Carletti of Cochran Caronia Waller.

Matt Carletti: Good morning. I had a few of the questions already asked and answered; but a couple other short ones. One is, could you just comment on -- what are you seeing in Florida following the recent kind of more legislative changes? The hurricane cat fund and Citizens, how has that impacted your business in terms of, say, rates and what you are willing to write, and maybe what you're not writing?

Mike Stone: Mike Stone. That's a good question. We really haven't seen much impact. I think that is because the impact has mostly been on the homeowners side where we don't write. But I would have expected to see a little bit more impact, but we really haven't seen it yet.

Matt Carletti: Okay. Just following up on Mike's discussion on capital management and the possibility of another share repurchase, just in looking at our -- kind of looking out over the next couple of years, and wanting to get the premium-to-surplus ratio moving forward. Say 1-to-1 is a goal maybe over the longer term.

Is there anything, given, say, the valuation of the stock that would necessarily prohibit you from doing another share repurchase? I'm thinking along the lines of can we rule out letting that premium-to-surplus ratio kind of slide further backwards as the capital level builds at a faster rate than, let's say, the top line?

I mean, are we at least looking to buy back earnings, like we did with the last one? Or is it kind of still a wait-and-see?

Mike Stone: Well, as I said before, we are effective managers of our capital. To the extent we can't use it, we're going to give it back. I guess, you are asking about the levels of stock price and whether or not that would play any part of whether or not we do a share repurchase. We don't think of it that way. If we don't need the capital, we are going to give it back.

Matt Carletti: Okay, thanks very much.

Operator: Meyer Shields of Stifel Nicolaus.

Meyer Shields: Thanks, good morning, all. I guess one of the questions or one of the issues we're trying to better understand is, with all of the reserve releases we have seen so far, I am trying to assess how much redundancy might be embedded in recent -- in current accident periods. I was wondering if you could describe the level of accident year combined ratio for the past couple of years; let's say, looking at the first quarter.

Joe Dondanville: Meyer, this is Joe Dondanville. I would say what we are seeing is not as much of a takedown of reserves for the more current accident years. We are seeing releases from 2004 and prior. This release in this quarter relates about half to 2003 and 2004; and the rest is spread all the way back to 1999.

So from our standpoint, it has an impact on what we think the current pricing is doing to the booking ratios for 2007. But as we have demonstrated for the last few years, we tend to be cautious in what we're trying to do in setting reserves. So you know, I think, the releases are going to mitigate or have mitigated some of the deterioration in pricings up through the first quarter.

Meyer Shields: Okay, that's helpful. Can you sort of give us your thoughts on what trends now in reinsurance pricing imply for your future net-to-gross ratio?

Joe Dondanville: We have just renewed the bulk of our treaties, effective 1/1. Our retentions did not change materially in any of those renewals. So we would see -- other than a shift in mix, we wouldn't see any significant changes in our retained premium. Although we have had some rate reductions on the Casualty programs and our Properties renewed fairly flat.

So again, any change would be change in mix; and right now we don't see any real significant change in mix on the horizon.

Meyer Shields: Okay. One last numbers question if I can. The press release says that there was $12.3 million in favorable development from prior-period reserve releases. I was wondering if you could break that down into what the gross reserve reduction was and what the bonuses and profit-sharing component offset to that was, in the first quarter?

Joe Dondanville: Yes, it is about a 10% bonus factor, so I think that is about 13, 13.6 gross.

Meyer Shields: Is that a good run rate in general to use for underwriting profits?

Joe Dondanville: Yes, I think that is a pretty fair number.

Meyer Shields: Okay, thanks so much.

Operator: Ron Bobman of Capital Returns.

Ron Bobman: Good morning and congrats again on a great continued quarter. Just a quick question on renewal retention rates. I was wondering sort of inside your different major buckets, Casualty, Property, and Surety, when you look at the sort of subsegments that make up those big buckets, could you highlight the subsegments where your renewal retentions are the lowest; and I assume indicative of more competitive? Thanks.

Mike Stone: It's Mike Stone. Our renewal retentions, if you take our primary liability, our general liability, which is our largest segment, have declined from about a little north of 60 in the hard market down to around 50 today. Property is about the same. Our E&S Property is about the same.

So we are seeing in those two lines, which are our largest, deterioration on renewal retentions -- which you would expect, by the way, in a surplus lines book -- back towards about a 50% renewal retention.

Ron Bobman: Got you. Then do you have any sort of metrics, or do you notice any change in flow, sort of application count, as the market is softening? Is there a meaningful drop-off in, in essence, new business opportunities?

Mike Stone: This is Mike Stone again. Actually, our submission flow continues to be strong. It is at prior-year levels in both of those segments. Again, our larger segments. As I think the rest of our segments, we are not seeing much drop-off in submissions. We are seen drop-off in hits.

Ron Bobman: Got you. All right, thanks a lot for that help.

Operator: Daniel Baransky of Fox-Pitt Kelton.

Daniel Baransky: Yes, firstly, I just wanted to double check that there were no construction defect losses at all in this quarter or any adverse development there.

Mike Stone: In the construction segment, not defect, just to make sure we are talking the same thing. In our construction run off, there were not.

Daniel Baransky: Okay, yes, that's what I meant. Sorry. Maui Jim's results this quarter, I know it is kind of tough to -- you guys aren't particularly in the business of selling sunglasses yourselves. But they were down a little bit year-over-year. Is there any thought processes on how we should think about that for the rest of this year?

Joe Dondanville: I think from a Maui Jim performance standpoint, they did have growth in the top line. But what was holding them back this quarter is growth in some of the marketing, advertising expenses; as well as the implementation of a new facility for lens grinding in which some of the depreciation expenses are out ahead of some of the increase in profits associated with that expansion.

So we would see Maui Jim, I think, as we have seen last year, where there is a little bit of a slower start to the year. We hope that the year will be strong.

Daniel Baransky: Okay. Is there any way you can quantify what you wrote in the marine business for all of '06 and what you wrote in the first quarter this year?

Mike Stone: I have got what we wrote this year. The first quarter of this year in the marine business, we wrote $8.7 million. Last year, we wrote $4.5 million on a gross basis.

Daniel Baransky: In the quarter?

Mike Stone: In the quarter, yes.

Daniel Baransky: Okay.

Joe Dondanville: The total for the year was just about $29 million.

Mike Stone: For '06.

Joe Dondanville: For '06.

Daniel Baransky: Okay, great. Thanks. I am wondering, can you give me a little more feedback on sort of what you are looking to do in your quake and your wind Property writings? Are you looking to take up your exposures there? Or is the pricing holding you back? Sort of how do you think about those two books of business currently?

Mike Stone: Mike Stone. Certainly on the quake business, we are about where we want to be from an exposure standpoint. So we would expect, if rates hold steady, our premium is going to hold steady.

On the wind business, we have some capacity. We are kind of keeping our powder dry a little bit right now, as rates have come down a bit. We will certainly watch it carefully, and if we see opportunity, we will write more wind business.

Daniel Baransky: So could I quantify your comment on the wind side? Basically that if we stay at sort of where we are now you probably will not deploy more capital into the wind operation or wind writings?

Mike Stone: Well, we might if the hurricane season is fairly benign. It depends on where rates go. If it just stays flat, I would expect we will stay roughly where we are. If rates move up, we will see. If we see that as an opportunity, we will move forward.

Daniel Baransky: Great.

Mike Stone: I think the answer is yes.

Daniel Baransky: Do you have the paid loss number in the quarter, perchance?

Joe Dondanville: We happen to have that. The net paid loss number for Property was 15.8; Surety 2.2; and Casualty 32.3.

Daniel Baransky: Okay. The last thing I had is, when is your Board meeting?

Joe Dondanville: It is May 3.

Daniel Baransky: Is there any chance that if you guys decided to do something on the capital management front that you would be able to announce something before May 3? Or is that sort of when --? I guess May 3 is only right around the corner; it feels like it is further away.

Joe Dondanville: I think that is a fair assessment; that anything that we do will be coming out of the Board meetings in May.

Daniel Baransky: Okay. Lastly on the competitive front, is there any sort of subsegment of the market that is being more competitive? The new Bermuda players or Bermuda or the onshore large companies? Do you feel the pressure from any particular source, or is it sort of just all over?

Mike Stone: Dan, it is sort of all over. Again, if you look at individual products, you can maybe pick out a company that you think is a little more aggressive than others. But again, that changes month-to-month as well. So there is a lot of competition out there.

As I think I said earlier, the standard lines companies are coming back in a bit. We are feeling them probably more today than we did a year ago. But certainly the Bermuda players are -- they haven't gone away; nor have the other US-based specialty companies.

Daniel Baransky: All right, great. That is all the questions I had. Thank you.

Operator: Charlie Gates of Credit Suisse.

Charlie Gates: Has there been any change with regard to Commercial Money Center?

Mike Stone: Mike Stone. No, it is continuing to move along. There is -- discovery as has begun with the experts, so we will see that probably through the rest of '07. We still are hopeful that we will be able to engage the remaining banks in discussions before we all spend a lot of money on lawyers for the rest of this year.

Charlie Gates: What portion of the banks have basically been resolved or taken care of?

Mike Stone: Well, we settled with one bank. There are four remaining banks. The one bank we settled represented about 15% of the outstanding liabilities based on payment bond penalty amount.

Charlie Gates: I see. The only other comment is, how do you see at this juncture, assuming some kind of a normal catastrophe season, the pricing cycle evolving from here in Casualty and Property?

Mike Stone: Mike Stone. I think certainly on the Casualty side, barring some event we will continue to see in the surplus lines area rate decay in the 5% to 10% area, would be my take.

I think on the Property side, wind might come down a little more rapidly than that given a benign hurricane season. I think the non-wind rates will stay. Might go down a little bit, not a lot.

Charlie Gates: I guess the only other question, what was the problem with the habitational business?

Mike Stone: We had too many losses.

Charlie Gates: Okay, but --?

Mike Stone: Charlie, I'm being a little facetious, but we probably wrote --

Charlie Gates: What is that? That is apartment houses in the inner city?

Mike Stone: Well, apartment houses. I don't want to completely include them in the inner city. But yes, they are the surplus lines, apartments and condos, which can be more -- should I say, less costly. Where the rents are less or the values are less than you would see in Westchester County, for example.

We think the problem was the larger schedules, where we are talking about 25 to 50 locations around the country; and obviously, not getting enough rate for that. We have had, we think, a spate of fires that -- again, we are raising our prices there. Basically, we are pricing ourselves out of that marketplace, so our business will be smaller schedules going forward.

We also had last year, a significant amount of cat losses. That is, tornadoes that seemed to pick on our properties.

Charlie Gates: The only other question. What portion of your business would have been impacted by subprime? How would you assess that, the problems in the subprime market?

Jon Michael: This is Jon Michael. The two segments that would be affected are commercial surety and potentially professional liability D&O. We have looked at our exposures and we really do not have a lot of exposure. We are fairly well protected in the subprime industry.

Looking out beyond that at housing contractors, homebuilders and what have you, we really did not have very many risks at all. On the professional liability side, we have only been able to identify really a couple of exposures that we potentially would have on that. So we don't feel exposed at all.

Charlie Gates: Thank you.

Operator: Meyer Shields of Stifel Nicolaus.

Meyer Shields: Thanks. There have been a lot of articles about Bermuda and London players looking to enter the US surplus lines markets. I'm wondering if you are seeing any increased poaching attempts on your underwriters?

Mike Stone: It's Mike Stone. No, I don't think so. We have had, over the past four or five years, we have lost underwriters to competition, oftentimes to the new Bermuda startups or Bermuda companies that are adding to their capabilities. But we have lost people to standard lines companies as well. So nothing -- I don't see it as a major threat.

Meyer Shields: Okay. On a completely different subject, I know you got out of contractor surety a little while ago. The Wall Street Journal today is talking about how they’re seeing more projects not being completed. Do you see that market from the insurance standpoint improving at all over the next couple of years, enough to make you consider reentering it?

Mike Stone: Meyer, we didn't get out of the contract surety market. We are still in the contract surety. We pulled back considerably in that marketplace over the last three or four years.

We got out of the construction property business, which are basically builders' risk products, buildings that are in the process of been built. We got out of that business.

We continue in the contract surety business. I think I said in my remarks that we are going to be very careful about contract surety as the economy starts to soften, slow. We have been through this once before. We write the smaller contractors who tend to be squeezed the quickest, so we are watching that very carefully.

Meyer Shields: Okay, that's a helpful clarification. Is there any movement so far in rates that is positive?

Mike Stone: No. It's not negative. Fairly -- it is not really a rate driven business there. You'll see some movement between standard and preferred. But we don't see that happening yet.

Meyer Shields: Okay, thank you very much.

Operator: If there are no further questions, I will now turn the conference back to Mr. Jonathan Michael.

Jon Michael: Thank you all for joining us this morning. We believe it was a good quarter in a relatively tough market. Our underwriting discipline is apparent by the results and will be a differentiating factor from our competition as we progress in this marketplace.

Having said that, and having talked about the market, and having only an 88% combined ratio in our property segment, which most companies would be glad to announce an 88% combined -- the sky is not falling. We continue to be very optimistic as our overall market margins are still good and we think they will continue to be good.

In addition, we will continue to look for opportunities to grow in this marketplace. We're not going to sit on our duffs. We will add underwriters. We will add products that make sense given our business model. We will add technology that makes sense, that will allow us to compete better, and provide our customers with answers for their needs.

So thanks again. We will look forward to talking to you next quarter, and until next time.

# # # # # # # E N D # # # # # # #